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                                                                    EXHIBIT 99.1

[LOGO OF CARBITE GOLF, INC.]

CARBITE GOLF ANNOUNCES OCTOBER 12 EFFECTIVE DATE FOR SHARE CONSOLIDATION AND CORPORATE DOMICILE CHANGE

                                           Contact: Kay Rokusek - (858) 625-0065

         SAN DIEGO, CA, October 10, 2001 - Carbite Golf (CDNX: CAB) has announced that a 1:4 reverse split of its shares, approved by shareholders at the Company's Annual Meeting, will become effective October 12, 2001. One new share will be issued for 4 old shares. The trading on a consolidated basis will commence on the Canadian Venture Exchange at the market opening on October 12, 2001. The trading symbol will change from CAB to CGT. The number of issued and outstanding shares will be reduced from 27,449,306 to 6,862,326 subject to rounding adjustments. The number of authorized shares will be 50,000,000.

         "This share consolidation," said CEO John Pierandozzi, "is a further step in the reorganization of the Company commenced 18 months ago. We anticipate that it will result in a share price more reflective of shareholder value."

         The Company also announced that the move of its corporate domicile in Canada from British Columbia to the Yukon Territory, also approved by shareholders at the Annual Meeting, will be effective October 12, 2001. This change in domicile will relieve the Company from certain Canadian residency requirements for its directors.

         Carbite Golf is a San Diego-based manufacturer of innovative golf equipment. Patented powder metallurgy technology permits golf club designs with a bigger sweet spot and better results from off-center hits. Current products include the "Polar Balanced Putter" and the "Polar Balanced Wedge." Carbite is also the exclusive U.S. distributor of high-end Daiwa woods, irons, bags and gloves. Carbite also sells the Putterball, a training aid popular on the PGA Tour, and the Power Ti-Pod, the antidote for players who can't hit a traditional driver. For product information, contact Sales Department at Carbite Golf, 9985 Huennekens St., San Diego, CA, 92121, telephone 1-800-272-4325 or fax 858-625-0752.

                          VISIT CARBITE GOLF'S WEBSITE at www.carbitegolf.com
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(This news release has not been reviewed by the Canadian Venture Exchange, which does not accept responsibility for the adequacy or accuracy of the release.)